Exhibit 1.27

D.47172                               Articles of Incorporation

We, the undersigned, incorporators, hereby associate together to form and establish a corporation FOR profit under the laws of the State of Kansas.

FIRST: The name of the Corporation is MOORE LABELS, INC.

SECOND: The location of its registered office in Kansas is 1855
		(Number)
Woodland Avenue	Wichita	Sedgwick	67203
(Street)	(City)	(County)	(Zip Code)
and the resident agent in charge thereof at such address is John P. Moore

THIRD:  This Corporation is organized FOR profit and the nature of its business or purposes to be conduced or promoted is:  To carry on the business of printers and lithographers, stereotypers, electrotypers, photographic printers, photolithographers, photoengravers, diesinkers, blank book manufacturers, book binders, and stationers, and to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

FOURTH:  The total number of shares of this corporation is as follows:  (Describe fully the class or classes of stock and the value of each.)

50,000	shares of	stock, class	par value of	1.00	dollars each

	shares of	stock, class	par value of		dollars each

	shares of	stock, class	without nominal or par value

	shares of	stock, class	without nominal or par value

Statement all or any of the designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof, in respect to any class    The stockholders and the private property of the stockholders shall not be subject to the payment of the corporate debts.

Statement of Grant of Authority, as may be desired to be given to the Board of Directors, if given.

The Board of Directors is granted authority to make, adopt, amend and repeal the By-Laws for the Corporation and to exercise any and all powers authorized by law.

FIFTH:  The Name and Mailing Address of each INCORPORATOR is as follows:

John P. Moore	2402 West 16th	Wichita, Kan. 67203
Christopher C. Moore	930 North Young	Wichita, Kan. 67203
Catherine M. Moore	2402 West 16th	Wichita, Kan. 67203

SIXTH:  The name and mailing address of each person, who is serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

John P. Moore	2402 West 16th	Wichita, Kan. 67203
Christopher C. Moore	930 North Young	Wichita, Kan. 67203
Catherine M. Moore	2402 West 16th	Wichita, Kan. 67203

SEVENTH:  The Term for which this Corporation is to exist is perpetual

In Testimony Whereof, We have hereunto subscribed our names this 28th day of December , A.D. 1976

/s/ John P. Moore

/s/ Christopher C. Moore

/s/ Catherine M. Moore

STATE OF KANSAS	)
) ss.
COUNTY OF SEDGWICK,	)

Personally appeared before me, a Notary Public in and for Sedgwick County, Kansas, the above-named JOHN P. MOORE, CHRISTOPHER C. MOORE and CATHERINE M. MOORE, who are personally known to me to be the same persons who executed the foregoing instrument of writing , and duly acknowledged the execution of the same.

In Testimony Whereof, I have hereunto subscribed my name and affixed my official seal, this 28th day of December, A.D. 1976
/s/ Judith Einhellig
Notary Public

My commission expires October 31, 1980